Exhibit 99.1

Ritchie Bros. and IAA Announce Amended Merger Agreement That Enhances Value for Ritchie Bros. Shareholders While Increasing Cash Consideration for IAA Shareholders

Amended Agreement Unanimously Approved by the Ritchie Bros. and IAA Boards Following Engagement with a Cross-Section of Shareholders

New Investor Presentation Released Highlighting the Pending Merger’s Significant Potential Value Creation Opportunities, Which Includes an Estimated Total of $350 Million to $900 Million in EBITDA Growth Opportunities

Proposed Transaction Now Supported by Ancora, a Top Shareholder of IAA, and Starboard Value, Which Has Agreed to Make a Sizable Investment in Ritchie Bros.

Investor Conference Call Scheduled for 8:00 A.M. Eastern Time Today

VANCOUVER, BC and WESTCHESTER, Ill., Jan. 23, 2023 – Ritchie Bros. Auctioneers Incorporated (NYSE: RBA) (TSX: RBA) ("Ritchie Bros.") and IAA, Inc. (NYSE: IAA) (“IAA”) today announced that they have amended the terms of their previously announced merger agreement, pursuant to which Ritchie Bros. will acquire IAA in a stock and cash transaction. The amended agreement, which delivers enhanced value to Ritchie Bros. shareholders and increased cash consideration to IAA shareholders, has been unanimously approved by each company’s Board of Directors.

Under the terms of the amended agreement, IAA shareholders will receive $12.801 per share in cash and 0.5252 common shares of Ritchie Bros. for each share of IAA common stock they own. The change in consideration mix represents a shift in the cash/stock mix to approximately 29% cash/71% stock from the previous mix of 22% cash/78% stock.

Additionally, the Ritchie Bros. Board of Directors announced that it expects to approve the issuance of a one-time special dividend to Ritchie Bros. shareholders in the amount of $1.08 per common share, which will be payable to holders of record as of a pre-closing record date to be determined with the consent of the Toronto Stock Exchange (“TSX”) and contingent on the closing of the IAA transaction.

Ann Fandozzi, CEO of Ritchie Bros., commented:

“We are pleased to have reached an amended agreement with IAA, which reflects feedback we’ve received from shareholders regarding the best structure for the transaction. We believe that the transaction with IAA will allow us to unlock significantly more value for shareholders than either company could deliver standalone through the realization of cost synergies and additional revenue opportunities. Together we expect to accelerate our marketplace vision by increasing our transaction volume, driving growth of attached services and advancing our yard strategy. We look forward to continuing to discuss the anticipated benefits of the transaction with our shareholders.”

John Kett, CEO and President of IAA, added:

“We believe that the revised transaction is in the best interests of IAA and our shareholders. The amended agreement will provide our shareholders with increased cash consideration upon close of the transaction, while retaining a significant interest in the upside potential of the combined company. Our view is unaltered that combining Ritchie Bros. and IAA’s marketplace capabilities will create a unique value proposition with significantly increased earnings power and shareholder value creation. In addition, we appreciate the collaborative and constructive dialogue with Ancora and their public support for the transaction.”

1 All figures are presented in U.S. dollars

Fred DiSanto, Chairman and Chief Executive Officer of Ancora, and James Chadwick, President of Ancora Alternatives, concluded:

“Ancora is pleased to support this revised transaction, which positions IAA shareholders to benefit from a material improvement in cash consideration while retaining strong participation in the combined company’s increased earnings power. After expressing concerns regarding the initial transaction terms, we had a series of productive, private discussions with each company’s leadership team to provide feedback. We appreciate that both companies were open and responsive to our input, and we look forward to supporting Ann and her team as they integrate these two exceptional businesses.”

Pursuant to a mutual cooperation agreement reached between IAA and Ancora, Tim O’Day, a seasoned industry executive and operator and the current President and Chief Executive Officer of Boyd Group Services Inc., is expected to be appointed to the Ritchie Bros. Board of Directors upon the closing of the transaction. He will be one of the four IAA board designees, subject to satisfactory completion of customary vetting and onboarding matters. Under the terms, Ancora has agreed to vote its shares, representing approximately 4% of IAA’s voting power, in favor of the transaction.

Significant Value Creation Opportunities

In conjunction with the amended agreement, Ritchie Bros. has released an investor presentation highlighting the compelling benefits, synergies and long-term value creation opportunities expected from the pending transaction. The presentation has been filed by Ritchie Bros. with the Securities and Exchange Commission (the “SEC”) and on SEDAR. The presentation can be found on the investor relations section of Ritchie Bros.’ website.

The presentation lays out key areas the combined company expects to focus on to unlock value, including:

•	Capitalizing on significant earnings potential: Ritchie Bros. expects approximately $350 million to $900 million in total adjusted EBITDA growth opportunities[2] following the close of the transaction. In addition to the previously announced $100 million to $120+ million in annual run rate cost synergies, key revenue growth opportunities expected from the transaction include driving IAA domestic and international revenue, growing incremental Ritchie Bros. satellite yard-driven GTV[3], increased attachment of services, including from financing solutions and selling parts, and expanding in whole car sales and incremental salvage market verticals.

•	Leveraging the combined yard footprint to accelerate growth: The combined company’s expertise in yard management, zoning and regulatory requirements will allow it to leverage IAA’s locations with approximately 10,000 acres of capacity to advance Ritchie Bros.’ satellite yard strategy. With Ritchie Bros.’ substantial existing footprint in Florida and Texas, the combined company will be positioned to enhance service to insurance carriers during catastrophic events. In addition, Ritchie Bros. expects to leverage its international footprint to expand IAA’s business into new markets.

•	Continuing to strengthen the Ritchie Bros. core business as it integrates IAA: The Ritchie Bros. management team has developed plans to build on the significant growth and marketplace development they have achieved over the last three years. This includes initiatives intended to further expand and support the Ritchie Bros. sales team and leverage IAA’s yard footprint to progress toward future high single-digit / low teens GTV growth targets; advancing its omnichannel platform to increase buyer and seller activity; and accelerating growth of attached services to drive service revenue growth outpacing GTV growth.

2 Potential opportunities and related information in this release and the presentation included for illustrative purposes only and do not imply future targets, expectations or guidance and does not incorporate potential costs to achieve or specific timelines.

3 GTV represents gross transaction value, which is the total proceeds from all items sold at the company's auctions and online marketplaces. GTV is not a measure of financial performance, liquidity, or revenue, and is not presented in the company's consolidated financial statements.

Ritchie Bros. Strategic Investment

In a separate release issued this morning, Ritchie Bros. announced that it has entered into a securities purchase agreement with Starboard Value LP (together with its affiliates, "Starboard") pursuant to which Starboard will make a concurrent $485 million convertible preferred equity and $15 million common share investment in Ritchie Bros., subject to customary closing conditions including the acceptance of the TSX. As stated in that release, Starboard is fully supportive of the acquisition of IAA by Ritchie Bros., however, Starboard’s investment will not vote at the Special Meeting of Shareholders to be held by Ritchie Bros. with respect to the IAA transaction.

The transaction terms are attractive to both Ritchie Bros. and IAA shareholders, with Starboard bringing additional expertise and value add to the combined company while facilitating further capital allocation flexibility.

Ritchie Bros. and IAA Financial Update

Ritchie Bros. and IAA will each announce fourth quarter financial results in mid to late February. In connection with the upcoming transaction financing, Ritchie Bros. and IAA expect to release preliminary unaudited full year results for GTV, revenue, net income and adjusted EBITDA in advance of their respective full year earnings releases that are in-line or above current FactSet mean consensus analyst estimates.

Path to Close

The companies continue to expect to close the transaction in the first half of 2023 subject to approval by Ritchie Bros. shareholders of the issuance of Ritchie Bros. common shares in connection with the transaction and approval of IAA shareholders of the transaction, as well as other customary closing conditions.

Following the close of the IAA transaction, on an as converted basis Ritchie Bros. shareholders will own approximately 59.1% of the combined company, IAA shareholders will own approximately 37.2% and Starboard will own approximately 3.7%.

Starboard’s investment and Ritchie Bros.’ contemplated special dividend are expected to be approximately neutral to the Company’s net leverage ratio. Ritchie Bros. continues to expect to have a leverage ratio of approximately 3x net debt to adjusted EBITDA4 upon the close of the IAA transaction and approximately 2x within 24 months thereafter.

The Board of Directors of Ritchie Bros. and IAA both unanimously recommend that their respective shareholder vote in favor of the transaction at the respective special meetings to be held on March 14, 2023. Shareholders of record as of the close of business on January 25, 2023 will be entitled to vote at the applicable special meetings.

Advisors

Goldman Sachs & Co. LLC is serving as lead financial advisor and Guggenheim Securities, LLC is serving as co-lead financial advisor to Ritchie Bros. Evercore and RBC Capital Markets are also serving as financial advisors to Ritchie Bros. J.P. Morgan Securities LLC is serving as the exclusive financial advisor to IAA.

4 Assumes $110mm run-rate cost synergies. Adjusted EBITDA per company’s reported definition, which includes add-backs for share-based payments expense, acquisition-related costs, loss / (gains) on disposition of property plant and equipment, change in fair value of derivatives, and non-recurring advisory, legal and restructuring costs.

Goodwin Procter LLP, McCarthy Tétrault LLP and Skadden, Arps, Slate, Meagher & Flom LLP are serving as legal advisors to Ritchie Bros. and Cooley LLP, Blake, Cassels & Graydon LLP and Latham & Watkins LLP are serving as legal advisors to IAA. Olshan Frome Wolosky LLP is serving as Ancora's legal counsel.

Laurel Hill Advisory Group and MacKenzie Partners Inc. are serving as proxy solicitation agents for Ritchie Bros. and Innisfree M&A Incorporated and Kingsdale Advisors are serving as proxy solicitation agent for IAA.

Conference Call and Webcast

Ritchie Bros. and IAA will host a conference call and webcast today at 8:00 a.m. ET.

Analysts and institutional investors may participate via conference call, using the following dial-in information:

Participant Toll-Free Dial-In Number: 877-524-8416 / +1 412-902-1028

North America: 1-877-524-8416

UK: 800 756 3429

Canada: 1-412-902-1028

Media and other interested parties may listen to live webcast of the call at https://investor.ritchiebros.com.

About Ritchie Bros.

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a number of sectors, including construction, transportation, agriculture, energy, mining, and forestry, the company's selling channels include: Ritchie Bros. Auctioneers, the world's largest industrial auctioneer offering live auction events with online bidding; IronPlanet, an online marketplace with weekly featured auctions and providing the exclusive IronClad Assurance(R) equipment condition certification; Marketplace-E, a controlled marketplace offering multiple price and timing options; Ritchie List, a self-serve listing service for North America; Mascus, a leading European online equipment listing service; Ritchie Bros. Private Treaty, offering privately negotiated sales; and sector-specific solutions GovPlanet, TruckPlanet, and Ritchie Bros. Energy. The company's suite of solutions also includes Ritchie Bros. Asset Solutions and Rouse Services LLC, which together provides a complete end-to-end asset management, data-driven intelligence and performance benchmarking system; SmartEquip, an innovative technology platform that supports customers' management of the equipment lifecycle and integrates parts procurement with both OEMs and dealers; plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about Ritchie Bros., visit RitchieBros.com.

Photos and video for embedding in media stories are available at rbauction.com/media.

About IAA

IAA, Inc. (NYSE: IAA) is a leading global digital marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA's unique platform facilitates the marketing and sale of total-loss, damaged and low-value vehicles. Headquartered near Chicago in Westchester, Illinois, IAA has nearly 4,500 employees and more than 210 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base – located throughout over 170 countries – and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. Buyers have access to multiple digital bidding and buying channels, innovative vehicle merchandising, and efficient evaluation services, enhancing the overall purchasing experience. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. For more information visit IAAI.com, and follow IAA on Facebook, Twitter, Instagram, YouTube and LinkedIn.

Forward-Looking Statements

This communication contains information relating to a proposed business combination transaction between Ritchie Bros. Auctioneers Incorporated (“RBA”) and IAA, Inc. (the “Company”). This communication includes forward-looking information within the meaning of Canadian securities legislation and forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (collectively, “forward-looking statements”). Forward-looking statements may include statements relating to future events and anticipated results of operations, business strategies, the anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on the combined company’s business and future financial and operating results, the expected or estimated amount, achievability, sources, impact and timing of cost synergies and revenue, growth, operational enhancement, expansion and other value creation opportunities from the proposed transaction, the expected debt, de-leveraging and capital allocation of the combined company, the anticipated closing date for the proposed transaction, statements regarding RBA’s and IAA’s preliminary unaudited financial expectations for fiscal year 2022 (which remain subject to revision), other aspects of RBA’s or the Company’s respective businesses, operations, financial condition or operating results and other statements that are not historical facts. There can be no assurance that the proposed transaction will in fact be consummated. These forward-looking statements generally can be identified by phrases such as “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “goal,” “projects,” “contemplates,” “believes,” “predicts,” “potential,” “continue,” “foresees,” “forecasts,” “estimates,” “opportunity” or other words or phrases of similar import.

It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of RBA’s common shares or the Company’s common stock. Therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. While RBA’s and the Company’s management believe the assumptions underlying the forward-looking statements are reasonable, these forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the possibility that shareholders of RBA may not approve the issuance of new common shares of RBA in the transaction or that shareholders of the Company may not approve the adoption of the merger agreement; the risk that a condition to closing of the proposed transaction may not be satisfied (or waived), that either party may terminate the merger agreement or that the closing of the proposed transaction might be delayed or not occur at all; the anticipated tax treatment of the proposed transaction; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; the diversion of management time on transaction-related issues; the response of competitors to the proposed transaction; the ultimate difficulty, timing, cost and results of integrating the operations of RBA and the Company; the effects of the business combination of RBA and the Company, including the combined company’s future financial condition, results of operations, strategy and plans; the failure (or delay) to receive the required regulatory approval of the transaction; the fact that operating costs and business disruption may be greater than expected following the public announcement or consummation of the proposed transaction; the effect of the announcement, pendency or consummation of the proposed transaction on the trading price of RBA’s common shares or the Company’s common stock; the ability of RBA and/or the Company to retain and hire key personnel and employees; the significant costs associated with the proposed transaction; the outcome of any legal proceedings that could be instituted against RBA, the Company and/or others relating to the proposed transaction; restrictions during the pendency of the proposed transaction that may impact the ability of RBA and/or the Company to pursue non-ordinary course transactions, including certain business opportunities or strategic transactions; the ability of the combined company to realize anticipated synergies in the amount, manner or timeframe expected or at all; the failure of the combined company to realize potential revenue, growth, operational enhancement, expansion or other value creation opportunities from the sources or in the amount, manner or timeframe expected or at all; the failure of the trading multiple of the combined company to normalize or re-rate and other fluctuations in such trading multiple; changes in capital markets and the ability of the combined company to finance operations in the manner expected or to de-lever in the timeframe expected; the failure of RBA or the combined company to meet financial and/or KPI targets; the failure to satisfy any of the conditions to closing of the Starboard investment in RBA, including acceptance by the TSX; any legal impediment to the payment of the special dividend by RBA, including TSX consent to the dividend record date; legislative, regulatory and economic developments affecting the business of RBA and the Company; general economic and market developments and conditions; the evolving legal, regulatory and tax regimes under which RBA and the Company operates; unpredictability and severity of catastrophic events, including, but not limited to, pandemics, acts of terrorism or outbreak of war or hostilities, as well as RBA’s or the Company’s response to any of the aforementioned factors. These risks, as well as other risks related to the proposed transaction, are included in the registration statement on Form S-4 and joint proxy statement/prospectus filed with the Securities and Exchange Commission (the “SEC”) and applicable Canadian securities regulatory authorities in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties.

For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to RBA’s and the Company’s respective periodic reports and other filings with the SEC and/or applicable Canadian securities regulatory authorities, including the risk factors identified in RBA’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K and the Company’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. Neither RBA nor the Company undertakes any obligation to update any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made, except as required by law.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Important Additional Information and Where to Find It

In connection with the proposed transaction, RBA filed with the SEC and applicable Canadian securities regulatory authorities a registration statement on Form S-4 to register the common shares of RBA to be issued in connection with the proposed transaction on December 14, 2022. The registration statement includes a joint proxy statement/prospectus which will be sent to the shareholders of RBA and shareholders of the Company seeking their approval of their respective transaction-related proposals. Each of RBA and the Company may also file other relevant documents with the SEC and/or applicable Canadian securities regulatory authorities regarding the proposed transaction. This document is not a substitute for the proxy statement/prospectus or registration statement or any other document that RBA or the Company may file with the SEC and/or applicable Canadian securities regulatory authorities. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC and applicable Canadian securities regulatory authorities IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT RBA, THE COMPANY AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents (when they are available) free of charge through the website maintained by the SEC at www.sec.gov, SEDAR at www.sedar.com or from RBA at its website, investor.ritchiebros.com, or from the Company at its website, investors.iaai.com. Documents filed with the SEC and applicable Canadian securities regulatory authorities by RBA (when they are available) will be available free of charge by accessing RBA’s website at investor.ritchiebros.com under the heading Financials/SEC Filings, or, alternatively, by directing a request by telephone or mail to RBA at 9500 Glenlyon Parkway, Burnaby, BC, V5J 0C6, Canada, and documents filed with the SEC by the Company (when they are available) will be available free of charge by accessing the Company’s website at investors.iaai.com or by contacting the Company’s Investor Relations at investors@iaai.com.

Participants in the Solicitation

RBA and IAA, certain of their respective directors and executive officers and other members of management and employees, and Jeffrey C. Smith, may be deemed to be participants in the solicitation of proxies from the stockholders of RBA and IAA in respect of the proposed transaction under the rules of the SEC. Information about RBA’s directors and executive officers is available in RBA’s definitive proxy statement on Schedule 14A for its 2022 Annual Meeting of Shareholders, which was filed with the SEC and applicable Canadian securities regulatory authorities on March 15, 2022, and certain of its Current Reports on Form 8-K. Information about IAA’s directors and executive officers is available in IAA’s definitive proxy statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on May 2, 2022, and certain of its Current Reports on Form 8-K. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, including information with respect to Mr. Smith, are contained or will be contained in the joint proxy statement/prospectus and other relevant materials filed or to be filed with the SEC and applicable Canadian securities regulatory authorities regarding the proposed transaction when they become available. Investors should read the joint proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from RBA or IAA free of charge using the sources indicated above.

Non-GAAP Financial Measures

This presentation contains certain non-GAAP financial measures, including adjusted EBITDA. These non-GAAP financial measures are not calculated in accordance with GAAP and may exclude items that are significant in understanding and assessing a company’s financial condition or operating results. Therefore, these measures should not be considered in isolation or as alternatives to financial measures under GAAP. In addition, these measures may not be comparable to similarly-titled measures used by other companies.

With respect to IAA, adjusted EBITDA is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that IAA’s management believes are not representative of ongoing operations including, but not limited to, (a) non-income, tax-related accruals, (b) fair value adjustments related to contingent consideration (c) severance, restructuring and other retention expenses, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates. IAA believes that adjusted EBITDA provides useful information regarding IAA’s operational performance because it enhances an investor’s overall understanding of IAA’s core financial performance and helps investors compare IAA’s performance to prior and future periods.

With respect to RBA, RBA believes adjusted EBITDA provides useful information about the growth or decline of its net income when compared between different financial periods. RBA uses adjusted EBITDA as a key performance measure because RBA believes it facilitates operating performance comparisons from period to period and provides management with the ability to monitor its controllable incremental revenues and costs. Adjusted EBITDA is calculated by adding back depreciation and amortization, interest expense, income tax expense, and subtracting interest income from net income, as well as adding back share-based payments expense, acquisition-related costs, loss (gain) on disposition of property, plant and equipment, terminated and ongoing transaction costs, and excluding the effects of any non-recurring or unusual adjusting items.

Further information regarding non-GAAP financial measures is included in the respective filings with the SEC and/or applicable Canadian securities regulatory authorities of RBA and IAA.

Ritchie Bros. Contacts

Investors

Sameer Rathod Vice President, Investor Relations & Market Intelligence

(510) 381-7584

srathod@ritchiebros.com

Media

Dan Katcher / Lucas Pers / Haley Salas

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

IAA Contacts

Investors

Farah Soi / Caitlin Churchill | ICR

(203)682-8200

investors@iaai.com

Media

Jeanene O’Brien | IAA, Inc.

SVP, Global Marketing and Communications

(708) 492-7328

jobrien@iaai.com

Ancora Contacts

Longacre Square Partners

Greg Marose / Miller Winston, 646-386-0091

gmarose@longacresquare.com / mwinston@longacresquare.com